Exhibit 10.1

[SECOND] AMENDMENT TO EMPLOYMENT AGREEMENT

This [Second] Amendment to Employment Agreement (the “Amendment”) is made this      day of April 2014 between BIOMET, INC., an Indiana corporation (“Biomet”) and                      (“Executive”). All capitalized terms used herein shall have the meanings ascribed to them in the Employment Agreement (defined below), unless otherwise defined herein.

WHEREAS Biomet and Executive entered into that certain Employment Agreement dated as of [—], [as amended on [—]] (the “Employment Agreement”); and

WHEREAS Biomet and Executive desire to amend the Employment Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Biomet and Executive hereby agree as follows:

1.	Section 9(e): Termination by the Company Other Than For Cause, Death or Disability, or by the Executive for Good Reason, Following a Change of Control. Section 9(e)(i) shall be deleted in its entirety and replaced by the following: “Executive shall be entitled to an amount equal to (A) 2 times the Executive’s Base Salary in effect at the Date of Termination plus (B) 2 times the amount equal to the average of (x) the annual incentive bonus earned by the Executive for the fiscal year immediately preceding the fiscal year that contains the Date of Termination and (y) the annual incentive bonus the Executive would have received for the fiscal year that contains the Date of Termination if her employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year (the “Change of Control Severance Benefit”). Notwithstanding the foregoing, in the event that the Date of Termination occurs within two years following the “Closing” (as defined in the Agreement and Plan of Merger by and Among Zimmer Holdings, Inc., [Merger Sub] and LVB Acquisition, Inc., dated April 2014), prong (B) in the preceding sentence shall be calculated as: two times the amount equal to the average of (x) the actual annual incentive bonus earned by the Executive with respect to the 2014 fiscal year and (y) the Executive’s target annual incentive bonus under the Annual Plan for the Company’s fiscal year in which the Closing occurs. The total amount of the Change of Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the Date of Termination.”

2. Miscellaneous. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this [Second] Amendment to Employment Agreement on the date first set forth above.

BIOMET, INC.

By:

Name:

Title:

EXECUTIVE

Name: